UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 2, 2018

KLA-TENCOR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Technology Drive, Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 875-3000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2018, KLA-Tencor Corporation (the “Company”) entered into an Incremental Facility, Extension and Amendment Agreement, by and among the Company, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amendment”), which amends that certain Credit Agreement, dated as of November 30, 2017, by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”).

The Amendment amends the Credit Agreement to (a) extend the Maturity Date (as defined in the Credit Agreement) from November 30, 2022 to November 30, 2023, (b) increase the total Commitments (as defined in the Credit Agreement) by an amount equal to $250,000,000 and (c) effect certain other amendments to the Credit Agreement as set forth in the Amendment. After giving effect to the Amendment, the total commitments under the Credit Agreement are $1,000,000,000. No loans were outstanding as of November 2, 2018 under the Credit Agreement.

A copy of the Amendment is attached hereto as Exhibit 10.1. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.07	Submission of Matters to a Vote of Security Holders.
KLA-Tencor Corporation (the “Company”) held its fiscal year 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) on November 7, 2018. Of the 154,835,013 shares of the Company’s common stock outstanding as of September 13, 2018 (the record date), 135,077,053 shares, or 87.2%, were present or represented by proxy at the 2018 Annual Meeting. Four proposals were considered at the 2018 Annual Meeting.
Proposal One. At the 2018 Annual Meeting, the stockholders elected the ten candidates nominated by the Company’s Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected. The table below presents the results of the election:

Name	For	Against	Abstentions	Broker Non-Votes
Edward W. Barnholt	118,972,809	4,128,571	226,663	11,749,010
Robert M. Calderoni	114,035,594	9,197,493	94,956	11,749,010
John T. Dickson	121,144,180	2,085,165	98,698	11,749,010
Emiko Higashi	122,973,527	265,865	88,651	11,749,010
Kevin J. Kennedy	121,543,279	1,688,575	96,189	11,749,010
Gary B. Moore	122,777,661	452,975	97,407	11,749,010
Kiran M. Patel	121,964,332	1,270,399	93,312	11,749,010
Ana G. Pinczuk	122,956,468	279,148	92,427	11,749,010
Robert A. Rango	122,181,571	1,048,292	98,180	11,749,010
Richard P. Wallace	119,342,241	3,891,186	94,616	11,749,010
Proposal Two. The stockholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2019. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
129,765,743	5,119,940	191,370	—
Proposal Three. The stockholders approved, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
117,007,487	6,151,008	169,548	11,749,010
Proposal Four. The stockholders approved the Company's Amended and Restated 2004 Equity Incentive Plan. The table below presents the voting results on this proposal:

For	Against	Abstentions	Broker Non-Votes
117,022,400	6,151,008	169,548	11,749,010

Item 8.01	Other Events.
On November 7, 2018, the Company issued a press release announcing that the Company's Board of Directors has declared a cash dividend of $0.75 per share on the Company’s common stock. Such dividend shall be payable on December 4, 2018 to the Company’s stockholders of record as of the close of business on November 17, 2018. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits
The following exhibit is filed herewith:

Exhibit No.	Description

10.1
Incremental Facility, Extension and Amendment Agreement, dated as of November 2, 2018 by and among KLA-Tencor Corporation, the subsidiary guarantors party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent

99.1	Text of press release furnished by KLA-Tencor Corporation on November 7, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION

Date: November 8, 2018	By:	/s/ TERI A. LITTLE
	Name:	Teri A. Little
	Title:	Executive Vice President and Chief Legal Officer